Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ORCHARD NAMES BRAD NAVIN CEO

Independent Global Leader in Music and Video Distribution
Promotes Interim Chief Executive Officer

New York – February 22, 2009 –The Orchard, a global leader in music and video distribution and comprehensive digital strategy, announced today that current interim CEO Brad Navin has been appointed Chief Executive Officer and a director of the company. Navin was selected after Board Chairman Michael Donahue led a search committee to evaluate candidates and identify the company’s new leader. The search committee began this process in October 2009.

“With Brad’s more than 14 years of leadership in the industry, six of those with The Orchard, including as Executive Vice President and General Manager, our Board of Directors is confident in Brad’s proven ability to lead The Orchard into the next decade,” said Donahue. “As an accomplished executive who is intimately familiar with The Orchard’s business, Brad is the perfect fit for this role. We’re extremely pleased to have him direct the company.”

“I’m thrilled to take on this prestigious position and to continue to drive marketing and distribution with the best team assembled,” said Navin. “We’ll remain focused on what we do best: partnering with great clients, creating strategic marketing plans, and investing in artists we believe in.”

Donahue also expressed gratitude for the time and effort the board search committee and the external search consultant, Work & Partners LLC, expended on this important project. Donahue continues, “Our search committee and advisor Alan Work conducted a comprehensive process to fill this crucial role with the person who we believe can take the company to the next level."

About The Orchard(R)

Headquartered in New York and London with operations in 25 markets around the world, The Orchard (NASDAQ: ORCD) is a full service media company specializing in the distribution of music and video entertainment.   Founded in 1997, the company is a global leader in digital marketing and distribution, driving sales across more than 730 digital storefronts and mobile carriers in 69 countries. Fostering creativity and independence, The Orchard enables labels, studios, artists and rights holders to grow and monetize audiences globally. For further information please visit www.theorchard.com.

Forward Looking Statements

This release may contain certain forward-looking statements regarding The Orchard's expectations regarding future events and operating performance within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ include, but are not limited to, the ability of The Orchard to distribute certain products, videos and films and provide certain marketing and other services. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and The Orchard undertakes no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in The Orchard's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission.

CONTACT:

Ed James
Cornerstone PR
212 652 9295
ed@cornerstonepromotion.com

Source: The Orchard